NORTHERN DYNASTY MINERALS LTD.

15th Floor – 1040 West Georgia Street, Vancouver, BC V6E 4H1
Telephone: 604-684-6365 / Facsimile: 604-684-8092

November 14, 2011

Liberty Star Uranium & Metals Corp.
Big Chunk Corp.
5610 E. Sutler Lane
Tucson, AZ 85712

Attention: Larry Liang, President and Director

Dear Mr. Liang,

RE: Amendment No 3 of the Loan and Mining Claims Sale Agreement dated June 29, 2010 (the "Agreement") between Liberty Star Uranium & Metals Corp. ("you" or "Liberty Star") and Northern Dynasty Minerals Ltd. ("Northern Dynasty"), as amended on July 15, 2010 ("Amendment No. 1") and September 8, 2011 ("Amendment No. 2").

This letter when signed by you will be Amendment No 3 to our Agreement. Capitalized terms herein have the meaning set out in the Agreement, as amended.

Due to the delay in concluding the earn-in option and joint venture agreement described in Section 3(f) of the Agreement (the "Option and JV Agreement"), the parties hereby agree that:

1. Northern Dynasty will, on or before November 30, 2011, pay to the Alaska Department of Natural Resources the annual rental relating to the Joint Venture Claims in the amount of $166,740 plus any required filing fees (together, the "2011 Rental");

2. the 2011 Rental will be deemed with effect from the date of payment thereof by Northern Dynasty, to constitute a further loan of funds by Northern Dynasty to Liberty Star and will become part of the Advanced Amount and will be fully secured, repayable and convertible as contemplated by the Agreement;

3. Liberty Star will execute and deliver to Northern Dynasty a secured convertible promissory note in the form of Schedule A to Amendment No. 1, in respect of the 2011 Rental, which note will be effective from the date of payment of the 2011 Rental by Northern Dynasty;

4. For greater certainty, the Option and Joint Venture Agreement was not concluded within the 60 day period specified in Section 3 of Amendment No. 2 and, as a result, the 2010 Costs and 2011 Costs were deemed with effect from September 1, 2011 to constitute further loans of funds by Northern Dynasty to Liberty Star pursuant to the terms specified in Amendment No. 2; and

5. Notwithstanding that the 2010 Costs, 2011 Costs and 2011 Rental have been deemed to constitute part of the Loan, the $1,000,000 expenditure requirement in Section 3(d) of the Agreement will be deemed to be reduced by the aggregate of the 2010 Costs, 2011 Costs, 2011 Rental and interest on all such amounts. For greater certainty, as of the date of payment of the 2011 Rental, the $1,000,000 requirement in Section 3(d) of the Agreement will have been reduced by the amount of $712,756 plus filing fees payable in 2011 and interest thereon.

Except as specifically amended hereby, the Agreement, as amended by Amendment No. 1 and Amendment No. 2, remains in full force and effect and is hereby ratified by the parties. To the extent of any conflict or inconsistency between the terms and provisions of this letter and those of the Agreement, Amendment No. 1 or Amendment No. 2, the terms and provisions of this letter shall govern and control.

Execution

If the foregoing reflects your agreement would you kindly execute this letter where indicated below and return it to us by 5 p.m. PST on November 18, 2011.

Yours truly,

Northern Dynasty Minerals Ltd.

Per: ______________________

Authorized Signatory

The foregoing is agreed this 17 day of November, 2011.

Liberty Star Uranium & Metals Corp.

____

Authorized Signatory

Big Chunk Corp.

____

Authorized Signatory

cc Bernard Pinsky
cc Bernhard Zinkhofer